Exhibit 99.1

S.Y. Bancorp Announces Second Quarter Earnings

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 22, 2009--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported financial results for the second quarter and first half of 2009. The Company's second quarter earnings reflected ongoing strong fundamentals in the second quarter of 2009, as S.Y. Bancorp continued to post solid loan growth despite economic uncertainties that have made borrowers hesitant. The Company's loan portfolio increased 6% year over year as of June 30, 2009, closely tracking the 7% year-over-year growth at the end of the first quarter of 2009. Similarly, deposits also grew 6% year over year as of June 30, 2009. Second quarter 2009 earnings declined compared with the year-earlier period due primarily to three factors. First, S.Y. Bancorp incurred higher FDIC premiums, which reduced earnings for the second quarter and first six months of 2009 by $0.05 per diluted share and $0.07 per diluted share, respectively, due in large part to a special FDIC assessment in the second quarter of 2009. Second, net interest income now reflects additional interest expense related to the Company's trust preferred securities, which were issued in December 2008. Lastly, the Company increased its provision for loan losses as S.Y. Bancorp continued to respond aggressively to ongoing recessionary pressures that have resulted in a higher level of non-performing loans over the last year and some slippage in other credit quality metrics. A summary of results for the second quarter and six-month period follows:

Quarter Ended June 30,	2009	2008	Change
Net income	$4,288,000	$6,129,000	-30%
Net income per share, diluted	$0.31	$0.45	-31%
Return on average equity	11.53%	18.30%
Return on average assets	1.01%	1.60%

Six Months Ended June 30,	2009	2008	Change
Net income	$9,025,000	$11,167,000	-19%
Net income per share, diluted	$0.66	$0.82	-20%
Return on average equity	12.33%	16.85%
Return on average assets	1.10%	1.49%

Commenting on the Company's results, David Heintzman, Chairman and Chief Executive Officer, said, "Earnings for the second quarter declined against the backdrop of a severe and protracted recession. Facing these challenges, we have continued to approach credit quality with a sense of urgency and with a characteristic conservative stance that has underscored our approach to lending and relationship management all along. This discipline has enabled us to maintain a relatively low level of problem loans and charge-offs, even now as we compare against the minimal amounts we have reported over the past few years. We continue to fare better than many banks in terms of credit costs, although we believe no bank can remain immune from the immense pressures of this economic downturn."

In the second quarter of 2009, the Company's capital levels remained in excess of what is required to be considered "well-capitalized" under regulatory standards – the highest capital rating a financial institution can earn. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio at June 30, 2009, were 10.49%, 11.73% and 13.52%, respectively, all exceeding the required minimums of 5%, 6% and 10%, respectively, to be deemed a well-capitalized institution. The ratio of tangible common equity to total tangible assets (both non-GAAP measures – see reconciliation to closest GAAP measures later in this release) stood at 8.46% of total assets as of June 30, 2009, versus 8.39% at June 30, 2008, and 8.93% at March 31, 2009. The Company provides this ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy, as it reflects the level of capital available to withstand unexpected market conditions.

Heintzman noted that the Company's second quarter loan growth reflected ongoing stability in its home market of Louisville as well as the continued contribution from newer markets in Indianapolis and Cincinnati. Regarding Cincinnati, he pointed out that the Company recently acquired property for a second location there, with the office projected to open next year. "We are pleased with the steady growth we have seen in our newer locations in Indianapolis and Cincinnati, which reflects the attractive potential of these markets for a customer-service-oriented community bank like ours," he said. "These new markets have represented approximately 38% of our total loan growth over the past year." Still, Heintzman noted that the Company's newer locations in Indianapolis and Cincinnati continue to ramp up to profitability and, thus, these investments in future growth create some drag on current earnings.

Concluding, Heintzman said, "Considering the current economy, we view the state of our business from two vantage points. The first is credit quality, and we know this eroded somewhat in the second quarter. Because of our conservative credit culture and the resilient nature of our home market in Louisville, which so far has escaped many of the problems that other overheated markets around the country have experienced, we have been able to avoid many of the devastating problems that have affected other banks during this economic downturn. However, with the recession continuing, a risk continues that real estate values have yet to stabilize, business profits will continue to be stressed, and the financial strength of our borrowers and guarantors, which traditionally has represented an additional source of security for many loans, may continue to be negatively affected by the financial markets. As these conditions continue, it is prudent to anticipate that credit quality will remain under pressure and, thus, we expect our provision for loan losses will remain at elevated levels over at least the near term.

"Second, we look at our business from a fundamental standpoint, and with respect to continued growth in the future," Heintzman continued. "We are pleased with the progress being made in this regard, with continued growth in Louisville, Indianapolis and Cincinnati, and we believe this success underscores both immediate potential of the markets we serve and the demonstrated validity of the business model we use to expand to new markets. This long-term view, we believe, is one of the reasons why S.Y. Bancorp has earned a reputation as one of the best-performing community banks in the nation, as seen again last month when US Banker magazine ranked the Company nineteenth among the country's top 200 community banks and thrifts with total assets of less than $2 billion."

S.Y. Bancorp's total assets increased 9% to $1.747 billion at June 30, 2009, from $1.596 billion at June 30, 2008, and were up 7% from $1.631 billion at March 31, 2009. The change in total assets was driven by strong growth in the Company's loan portfolio, which rose 6% to $1.399 billion at June 30, 2009, from $1.321 billion at June 30, 2008, and 2% versus $1.376 billion at March 31, 2009. Deposits increased 6% to $1.337 billion at June 30, 2009, compared with $1.263 billion a year ago, and were up 4% from $1.286 billion at the end of the first quarter of 2009, with increases largely reflecting both higher time and demand deposits.

Despite ongoing loan growth, net interest income – the Company's largest source of revenue – declined $98,000 or less than 1% in the second quarter of 2009 compared with the year-earlier period due to a lower net interest margin. In the second quarter of 2009, net interest margin fell 43 basis points year over year to 3.66% from 4.09% in the second quarter of 2008, and was down 14 basis points from the first quarter of 2009. This margin erosion reflected the declining interest rate environment of the past year, higher interest expense in the current year related to the Company's December 2008 issuance of the trust preferred securities, and the impact of maintaining a significantly higher liquidity position in 2009, which management considers prudent to strengthen given the current operating environment. For the first half of 2009, net interest income increased $749,000 or 3% compared with the prior-year period. Net interest margin for the first half of 2009 was down 29 basis points to 3.73% from 4.02% a year ago.

The ratio of non-performing loans to total loans for the second quarter of 2009 increased to 0.63% from 0.42% in the second quarter of 2008 and, on a linked-quarter basis, rose from 0.43% in the first quarter of 2009. This increase reflected ongoing economic pressures as the recession continues and inevitably affects a larger number of borrowers; still, the current level of non-performing loans to total loans was within the range experienced for the past five years. Non-performing assets, however, which includes non-performing loans, other real estate owned and repossessed assets, have remained more stable over the past year, at $10,440,000 or 0.60% of total assets at June 30, 2009, versus $8,476,000 or 0.53% of total assets at the end of the year-earlier quarter, and $7,529,000 or 0.46% of total assets at March 31, 2009. Concurrent with the increase in non-performing loans, net charge-offs also increased in the second quarter of 2009, rising to $1,331,000 or 0.10% of average loans compared with $616,000 or 0.05% of average loans in the year-earlier quarter and $798,000 or 0.06% of average loans in the first quarter of 2009. Historically conservative in its stance toward credit quality, S.Y. Bancorp intends to remain vigilant as it formulates provisions for loan losses considering continued weakness in the economy and ongoing uncertainty surrounding the depth and duration of this recession.

Management considers the volatility and disruption experienced in credit markets over the past year and the effect of those factors on the Company's loan portfolio in determining the provision and allowance for loan losses, along with the stress placed on borrowers by deteriorating economic conditions and declining collateral values. Because of these risks, coupled with increases in the level of non-performing loans and classified assets, the Company increased its loan loss provision for the second quarter of 2009 to $2,200,000 from $975,000 in the year-earlier period. The Company's allowance for loan losses was 1.22% of total loans at June 30, 2009, up from 1.09% at June 30, 2008, and 1.18% at March 31, 2009.

Because of the relatively low level of non-performing assets, the Company thus far has been able to approach loan workouts and collateral sales in an orderly fashion to minimize losses. Should market conditions worsen and non-performing loans spike, this flexibility may be reduced, and management may need to liquidate problem loans more rapidly, thus increasing the possibility of larger losses.

Non-interest income increased $407,000 or 5% in the second quarter compared with the same quarter last year, largely reflecting an increase of $760,000 or 128% in other non-interest income related mainly to realized and unrealized gains of an investment in a domestic private equity fund recorded using the equity method of accounting, as well as an increase of $125,000 or 39% in gains on sales of mortgage loans. These higher amounts were offset partially by a continued decline in investment management and trust services income, which constitutes the single largest component of non-interest income. For the second quarter of 2009, investment management and trust services income fell $435,000 or 13% due to a year-over-year decline in stock market values generally, inasmuch as these fees largely track securities' market values, as well as a reduction in non-recurring estate fees. Non-interest income declined $509,000 or 3% in the first half of 2009 compared with the year-earlier period, representing lower management and trust income and service charge income, offset partially by higher other non-interest income.

Non-interest expense increased $1,698,000 or 14% in the second quarter of 2009 versus the same period last year. Higher non-interest expense for the quarter was due primarily to an increase of $1,155,000 in FDIC insurance expense, including a $786,000 special assessment, and $303,000 or 4% in salaries and employee benefits expense reflecting higher per capita salaries in 2009 due to the creation of new management-level positions, even though the Company's overall staffing level remains essentially flat. Non-interest expense rose $1,897,000 or 8% in the first half of 2009 compared with the year-earlier period primarily due to increased FDIC insurance expense, higher salaries and employee benefits expense, and higher state bank taxes. The Company's second quarter efficiency ratio was 61.96% compared with 55.25% in the second quarter of 2008 and 58.61% in the first quarter of 2009.

In May, S.Y. Bancorp's Board of Directors declared its regular quarterly cash dividend of $0.17 per share. The latest dividend was distributed on July 1, 2009, to stockholders of record as of June 15, 2009.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.747 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

Tangible Common Equity Ratio (Amounts in thousands)

	6/30/2009	3/31/2009	6/30/2008
Total stockholders' equity (a)	$149,524	$146,930	$134,848
Less goodwill	(682)	(682)	(682)
Less mortgage servicing rights	(1,140)	(804)	(400)
Tangible common equity (c)	$147,702	$145,444	$133,766

Total assets (b)	$1,746,759	$1,630,724	$1,596,320
Less goodwill	(682)	(682)	(682)
Less mortgage servicing rights	(1,140)	(804)	(400)
Tangible assets (d)	$1,744,937	$1,629,238	$1,595,238

Total stockholders' equity to total assets (a/b)	8.56%	9.01%	8.45%
Tangible common equity ratio (c/d)	8.46%	8.93%	8.39%

S. Y. Bancorp, Inc. Financial Information
Second Quarter 2009 Earnings Release
(In thousands unless otherwise noted)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,581	$14,662	$28,952	$28,170
Interest income
Loans	$19,204	$20,050	$37,947	$40,382
Federal funds sold	17	84	20	139
Mortgage loans held for sale	105	87	181	148
Securities	1,471	1,256	3,166	2,686
Total interest income	20,797	21,477	41,314	43,355
Interest expense
Deposits	4,664	5,635	9,337	12,661
Securities sold under agreements to repurchase and federal funds purchased
	65	276	146	730
Other short-term borrowings	-	117	-	227
Federal Home Loan Bank advances	868	1,033	1,648	2,059
Subordinated debentures	883	1	1,758	2
Total interest expense	6,480	7,062	12,889	15,679
Net interest income	14,317	14,415	28,425	27,676
Provision for loan losses	2,200	975	3,825	2,200
Net interest income after provision for loan losses	12,117	13,440	24,600	25,476
Non-interest income
Investment management and trust income	2,801	3,236	5,472	6,515
Service charges on deposit accounts	2,038	2,117	3,849	4,109
Bankcard transaction revenue	747	691	1,406	1,312
Gains on sales of mortgage loans held for sale	444	319	943	755
Brokerage commissions and fees	437	444	822	885
Bank owned life insurance	245	258	488	510
Other non-interest income	1,352	592	1,645	1,048
Total non-interest income	8,064	7,657	14,625	15,134
Non-interest expense
Salaries and employee benefits expense	7,629	7,326	14,989	14,633
Net occupancy expense	1,013	1,036	2,021	2,045
Data processing expense	1,002	896	1,808	1,648
Furniture and equipment expense	307	276	599	552
State bank taxes	474	314	862	654
FDIC insurance expense	1,245	90	1,667	264
Other non-interest expenses	2,360	2,394	4,353	4,606
Total non-interest expense	14,030	12,332	26,299	24,402
Net income before income tax expense	6,151	8,765	12,926	16,208
Income tax expense	1,863	2,636	3,901	5,041
Net income	$4,288	$6,129	$9,025	$11,167

Weighted average shares - basic	13,564	13,409	13,532	13,431
Weighted average shares - diluted	13,729	13,584	13,683	13,598

Basic earnings per share	$0.32	$0.46	$0.67	$0.83
Diluted earnings per share	0.31	0.45	0.66	0.82
Cash dividend declared per share	0.17	0.17	0.34	0.34

Balance Sheet Data (at period end)
Total loans			$1,398,679	$1,320,509
Allowance for loan losses			17,077	14,456
Total assets			1,746,759	1,596,320
Non-interest bearing deposits			205,403	182,580
Interest bearing deposits			1,131,610	1,080,752
Federal home loan bank advances			90,458	90,000
Subordinated debentures			40,930	60
Stockholders' equity			149,524	134,848
Total shares outstanding			13,580	13,424
Book value per share			11.01	10.05
Market value per share			24.17	21.36

S. Y. Bancorp, Inc. Financial Information
Second Quarter 2009 Earnings Release

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Average Balance Sheet Data
Average federal funds sold	$30,751	$16,690	$17,348	$11,494
Average investment securities	170,572	110,036	165,790	119,010
Average loans	1,390,379	1,308,304	1,375,964	1,271,745
Average earning assets	1,599,655	1,441,363	1,566,049	1,407,816
Average assets	1,694,508	1,536,473	1,661,208	1,503,313
Average interest bearing deposits	1,116,202	1,013,921	1,098,282	983,611
Average total deposits	1,311,330	1,187,325	1,287,681	1,152,600
Average federal funds purchased and securities sold under agreement to repurchase
	70,827	75,785	70,110	79,702
Average short-term borrowings	1,059	14,671	1,048	14,035
Average long-term debt	125,015	91,379	118,048	90,721
Average interest bearing liabilities	1,313,103	1,195,756	1,287,488	1,168,069
Average stockholders' equity	149,113	134,696	147,631	133,298

Performance Ratios
Annualized return on average assets	1.01%	1.60%	1.10%	1.49%
Annualized return on average equity	11.53%	18.30%	12.33%	16.85%
Net interest margin, fully tax equivalent	3.66%	4.09%	3.73%	4.02%
Non-interest income to total revenue, fully tax equivalent
	35.61%	34.31%	33.56%	34.95%
Efficiency ratio	61.96%	55.25%	60.35%	56.35%

Capital Ratios
Average stockholders' equity to average assets	8.80%	8.77%	8.89%	8.87%
Tier 1 risk-based capital			11.73%	9.26%
Total risk-based capital			13.52%	10.26%
Leverage			10.49%	8.74%

Loans by Type
Commercial and industrial			$347,180	$331,475
Construction and development			193,855	182,041
Real estate mortgage - commercial investment			286,237	250,007
Real estate mortgage - owner occupied commercial			226,755	222,134
Real estate mortgage - 1-4 family residential			153,316	154,661
Home equity - first lien			39,858
Home equity - junior lien			116,946
Home equity (2)				142,154
Consumer			34,532	38,037

Asset Quality Data
Allowance for loan losses to total loans			1.22%	1.09%
Allowance for loan losses to average loans			1.24%	1.14%
Allowance for loan losses to non-performing loans			193.62%	263.75%
Nonaccrual loans			$6,123	$4,938
Troubled debt restructuring			773	-
Loans - 90 days past due & still accruing			1,924	543
Total non-performing loans			8,820	5,481
OREO and repossessed assets			1,620	2,995
Total non-performing assets			10,440	8,476
Non-performing loans to total loans			0.63%	0.42%
Non-performing assets to total assets			0.60%	0.53%
Net charge-offs to average loans (3)	0.10%	0.05%	0.15%	0.09%
Net charge-offs	$1,331	$616	$2,129	$1,194

Other Information
Total assets under management (in millions)			$1,375	$1,536
Full-time equivalent employees			457	457

S. Y. Bancorp, Inc. Financial Information
Second Quarter 2009 Earnings Release

	Five Quarter Comparison
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Income Statement Data
Net interest income, fully tax equivalent (1)	$14,581	$14,371	$14,981	$14,722	$14,662
Net interest income	$14,317	$14,108	$14,717	$14,465	$14,415
Provision for loan losses	2,200	1,625	950	900	975
Net interest income after provision for loan losses	12,117	12,483	13,767	13,565	13,440
Investment management and trust income	2,801	2,671	2,803	2,885	3,236
Service charges on deposit accounts	2,038	1,811	2,045	2,196	2,117
Bankcard transaction revenue	747	659	671	662	691
Gains on sales of mortgage loans held for sale	444	499	254	366	319
Gain (loss) on the sale of securities	-	-	-	(607)	-
Brokerage commissions and fees	437	385	499	413	444
Bank owned life insurance	245	243	247	263	258
Other non-interest income	1,352	293	110	580	592
Total non-interest income	8,064	6,561	6,629	6,758	7,657
Salaries and employee benefits expense	7,629	7,360	6,565	6,966	7,326
Net occupancy expense	1,013	1,008	1,081	1,121	1,036
Data processing expense	1,002	806	838	840	896
Furniture and equipment expense	307	292	275	290	276
State bank taxes	474	388	340	340	314
FDIC Insurance expense	1,245	422	182	176	90
Other non-interest expenses	2,360	1,993	3,810	2,371	2,394
Total non-interest expense	14,030	12,269	13,091	12,104	12,332
Net income before income tax expense	6,151	6,775	7,305	8,219	8,765
Income tax expense	1,863	2,038	2,239	2,776	2,636
Net income	$4,288	$4,737	$5,066	$5,443	$6,129

Weighted average shares - basic	13,564	13,500	13,463	13,435	13,409
Weighted average shares - diluted	13,729	13,637	13,675	13,652	13,584

Basic earnings per share	$0.32	$0.35	$0.38	$0.41	$0.46
Diluted earnings per share	0.31	0.35	0.37	0.40	0.45
Cash dividend declared per share	0.17	0.17	0.17	0.17	0.17

Balance Sheet Data (at period end)
Total loans	$1,398,679	$1,376,225	$1,349,637	$1,316,661	$1,320,509
Allowance for loan losses	17,077	16,208	15,381	14,785	14,456
Total assets	1,746,759	1,630,724	1,628,763	1,653,456	1,596,320
Non-interest bearing deposits	205,403	190,080	182,778	184,647	182,580
Interest bearing deposits	1,131,610	1,095,954	1,088,147	1,081,319	1,080,752
Federal home loan bank advances	90,458	70,460	70,000	90,000	90,000
Subordinated debentures	40,930	40,930	40,960	10,060	60
Stockholders' equity	149,524	146,931	144,500	138,910	134,848
Total shares outstanding	13,580	13,541	13,474	13,457	13,424
Book value per share	11.01	10.85	10.72	10.32	10.05
Market value per share	24.17	24.30	27.50	30.62	21.36

S. Y. Bancorp, Inc. Financial Information
Second Quarter 2009 Earnings Release

	Five Quarter Comparison
	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Average Balance Sheet Data
Average loans	$1,390,379	$1,361,389	$1,323,434	$1,315,401	$1,308,304
Average assets	1,694,508	1,627,538	1,616,476	1,647,361	1,536,473
Average earning assets	1,599,655	1,532,070	1,520,146	1,552,961	1,441,363
Average total deposits	1,311,330	1,263,769	1,268,244	1,292,493	1,187,325
Average long-term debt	125,015	111,003	85,909	90,169	91,379
Average interest bearing liabilities	1,313,103	1,261,589	1,251,603	1,294,216	1,195,756
Average stockholders' equity	149,113	146,132	141,129	136,664	134,696

Performance Ratios
Annualized return on average assets	1.01%	1.18%	1.25%	1.31%	1.60%
Annualized return on average equity	11.53%	13.15%	14.28%	15.84%	18.30%
Net interest margin, fully tax equivalent	3.66%	3.80%	3.92%	3.79%	4.09%
Non-interest income to total revenue, fully tax equivalent
	35.61%	31.23%	30.68%	31.46%	34.31%
Efficiency ratio	61.96%	58.61%	60.58%	56.35%	55.25%

Capital Ratios
Average stockholders' equity to average assets	8.80%	8.98%	8.73%	8.30%	8.77%
Tier 1 risk-based capital	11.73%	12.07%	12.11%	9.55%	9.26%
Total risk-based capital	13.52%	13.89%	13.90%	11.26%	10.26%
Leverage	10.49%	10.75%	10.62%	8.40%	8.74%

Loans by Type
Commercial and industrial	$347,180	$364,004	$348,174	$338,373	$331,475
Construction and development	193,855	172,759	167,402	173,879	182,041
Real estate mortgage - commercial investment	286,237	253,213	248,308	245,917	250,007
Real estate mortgage - owner occupied commercial	226,755	246,196	249,164	223,226	222,134
Real estate mortgage - 1-4 family residential	153,316	154,986	160,322	156,818	154,661
Home equity - 1st lien	39,858	35,014	22,973	24,458
Home equity - junior lien	116,946	119,791	122,535	118,672
Home equity (2)					142,154
Consumer	34,532	30,262	30,759	35,318	38,037

Asset Quality Data
Allowance for loan losses to total loans	1.22%	1.18%	1.14%	1.12%	1.09%
Allowance for loan losses to average loans	1.23%	1.19%	1.16%	1.12%	1.10%
Allowance for loan losses to non-performing loans	193.62%	277.01%	326.56%	375.25%	263.75%
Nonaccrual loans	$6,123	$4,539	$4,455	$3,880	$4,938
Troubled debt restructuring	773	-	-	-	-
Loans - 90 days past due & still accruing	1,924	1,312	255	60	543
Total non-performing loans	8,820	5,851	4,710	3,940	5,481
OREO and repossessed assets	1,620	1,678	1,656	3,182	2,995
Total non-performing assets	10,440	7,529	6,366	7,122	8,476
Non-performing loans to total loans	0.63%	0.43%	0.35%	0.30%	0.42%
Non-performing assets to total assets	0.60%	0.46%	0.39%	0.43%	0.53%
Net charge-offs to average loans (3)	0.10%	0.06%	0.03%	0.04%	0.05%
Net charge-offs	1,331	$798	$354	$571	$616

Other Information
Total assets under management (in millions)	$1,375	$1,304	$1,347	$1,464	$1,536
Full-time equivalent employees	457	460	464	459	457

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - In September 2008, the Company changed its presentation for disclosing the types of loans in its portfolio to provide more detailed information. Home equity lines of credit were divided into two categories - first lien and junior lien; however, it was not feasible to obtain comparable amounts for these categories for prior periods.

(3) - Amounts not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer